As Filed with the Securities and Exchange Commission on
June 25, 2003

INVESTMENT COMPANY ACT FILE NO. 811-21201

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|
AMENDMENT NO. 4 |X|

UBS TECHNOLOGY PARTNERS, L.L.C.
(Exact Name of Registrant as Specified in its Charter)

1285 Avenue of the Americas
New York, New York 10019-6028
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 713-9036

MARK D. GOLDSTEIN, ESQ.
c/o UBS Financial Services Inc.
1285 Avenue of the Americas
New York, New York 10019-6028
(Name and Address of Agent for Service)

COPY TO:

Stuart H. Coleman, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

Explanatory Note

This filing is being made solely to include a fee table in the Fund's Registration Statement and to complete Item 26 of Part C.

SUMMARY OF FUND EXPENSES

FEE TABLE

Investor Transaction Expenses
     Maximum placement fee(1) (percentage of purchase amount).......   2.00%
     Maximum redemption fee.........................................    none

Annual Expenses (except for any interest expense,
     as a percentage of net assets attributable to Interests)

         Management Fee.............................................   1.00%
         Performance Bonus                                             0.58%(2)(3)
        Other expenses..............................................   0.22%
                                                                     ------------
     Total annual expenses..........................................   1.80%
                                                                     ------------
     Annual Performance Bonus                                          1.00% of net
                                                                       capital(3)
     --------
(1)	Investments may be subject to a waivable placement fee of up to 2%. See "Plan of Distribution."

(2)	Represents the aggregate performance bonus paid by all investors in the Fund, expressed as a percentage of net assets of the Fund, during the period from April 1, 1999 (commencement of operations) to May 1, 2003. The amount, if any, that an individual investor paid depended upon the date the investor was admitted to the Fund and the Fund's performance thereafter. The term "Management Fee" is the term required by Form N-2 and is not intended to characterize the performance bonus as anything other than an performance bonus.

(3)	A Performance Bonus of up to 1% of net profits will be charged in respect of each investor's capital account in the Fund. The Performance Bonus will be made only if, at the end of Measurement Period (as that term is defined in the Fund's Confidential Memorandum), the net profits allocated to the investor for the Measurement Period equal or exceed the Threshold Return. The "Threshold Return" is the amount that an investor would have earned for a Measurement Period if it had received an annualized rate of return of 20% on its opening capital account balance (appropriately adjusted for contributions, distributions and withdrawals) for such period. See "CAPITAL ACCOUNTS AND ALLOCATIONS--Performance Bonus."

The purpose of the table above is to assist you in understanding the various costs and expenses you would bear directly or indirectly as an investor in the Fund. The annual "Other expenses" shown above are based on the Fund's average net assets since inception of $635 million. For a more complete description of the various costs and expenses of the Fund, see "FEES AND EXPENSES."

                                                                Example

                                               1 Year       3 Years        5 Years
You would pay the following
expenses, including a performance
bonus (see footnote 3 above) on a
$1,000 investment, assuming a 5%
annual return:

With Placement Fee                              $32.16        $57.86        $85.50
Without Placement Fee                           $12.20        $37.86        $65.50

[The foregoing Summary of Fund Expenses is not part of the Fund's Confidential Memorandum]

PART C. OTHER INFORMATION

Item 24. Financial Statements and Exhibits

1.	Financial Statements:

2.	Exhibits:

a.	(1) Certificate of Formation*
(2) Certificate of Amendment*
(3) Certificate of Amendment*
(4) Amended and Restated Limited Liability Company Agreement*
(included as Appendix A to the Fund's Confidential Memorandum)

b.	Not Applicable.

c.	Not Applicable.

d.	See Item 24(2)(a)

e.	Not Applicable.

f.	Not Applicable.

g.	Investment Advisory Agreement**

h.	Not Applicable.

i.	Not Applicable.

j.	Custodian Services Agreement*

k.	(1) Administration Agreement* (2) Administration, Accounting and Investor Services Agreement* (3) Escrow Agreement* (4) Agreement and Plan of Merger**

l.	Not Applicable.

m.	Not Applicable.

n.	Not Applicable.

o.	Not Applicable.

p.	Not Applicable.

q.	Not Applicable.

r.	Code of Ethics*

* Previously filed as an Exhibit to Registration Statement on Form N-2.
** Previously filed as an Exhibit to Amendment No. 3 to Registration Statement on Form N-2.

Item 25. Marketing Arrangements:

          Not Applicable.

Item 26. Other Expenses of Issuance and Distribution:

Legal fees and Accounting Fees Printing, Engraving and Offering Miscellaneous	$25,000 $25,000 $5,000

Total	$55,000

Item 27. Persons Controlled by or Under Common Control with Registrant:

          After completion of the private offering of interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by UBS Fund Advisor, L.L.C., the adviser of the Registrant. Information regarding the ownership of UBS Fund Advisor, L.L.C. is set forth in its Form ADV, as filed with the Commission (File No. 801-55537).

Item 28. Number of Holders of Securities

Title of Class	Number of Recordholders

Limited Liability Company Interests	3,404 (as of March 31, 2003)

Item 29. Indemnification:

          Reference is made to Section 3.7 of the Registrant's Limited Liability Company Agreement (the "LLC Agreement") included in the Confidential Memorandum as Appendix A. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "Investment Company Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the Investment Company Act remains in effect.

          The Registrant, in conjunction with the Adviser, the Registrant's directors and other registered management investment companies managed by the Adviser or its affiliates, maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as an individual general partner, director, officer, employee or agent of another managed investment company, against certain liability asserted against and incurred by, or arising out of , his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Registrant itself is not permitted to indemnify.

Item 30. Business and Other Connections of Investment Adviser:

          A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is set forth in the Registrant's Confidential Memorandum in the sections entitled "The Directors" and "The Adviser." Information as to the members and officers of UBS Fund Advisor, L.L.C. is included in its Form ADV as filed with the Commission (File No. 801-55537), and is incorporated herein by reference.

Item 31. Location of Accounts and Records:

          PFPC Inc. maintains certain required accounting related and financial books and records of the Registrant at 400 Bellevue Parkway, Wilmington, Delaware 19809. The other required books and records are maintained by the Adviser, 1285 Avenue of the Americas, New York, New York 10019.

Item 32. Management Services:

          Not Applicable.

Item 33. Undertakings:

          Not Applicable.

SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of June, 2003.

UBS TECHNOLOGY PARTNERS, L.L.C. By: /s/ Michael Mascis Name: Michael Mascis Title: Authorized Representative